EXHIBIT 99.1

Teva Announces Strong Growth in Second Quarter Revenues mainly driven by Generics Products in All Regions and AUSTEDO®; Raises 2024 Financial Guidance

For an accessible version of this Press Release, please visit www.tevapharm.com

  Q2 2024 revenues of $4.2 billion reflecting an increase of 7% in U.S. dollars or 11% in local currency terms compared to Q2 2023.
  Generics business grows across all regions – increased in local currency terms by 16% in the U.S., 8% in Europe and 22% in International Markets, compared to Q2 2023.
  AUSTEDO – continued growth, U.S. revenue of $407 million in Q2 2024, an increase of 32% compared to Q2 2023; raising 2024 revenue outlook to ~$1.6 billion.
  AJOVY® – global revenues of $115 million in Q2 2024, an increase of 12% in local currency terms compared to Q2 2023.
  Announced acceleration of development timeline for duvakitug (Anti-TL1A) – top-line results now expected in Q4 2024, with full data expected next year.
  Announced positive Phase 3 efficacy results for olanzapine LAI (TEV' 749); so far completed ~95% of target injections with no PDSS observed.
  SIMLANDI® (adalimumab-ryvk) injection launched in May 2024 as an interchangeable biosimilar to Humira®.
  SELARSDI™ (ustekinumab-aekn) injection for subcutaneous use, preparing for February 2025 launch as a biosimilar to Stelara®.

Q2 2024 Highlights:

  Revenues of $4.2 billion
  GAAP loss per share of $0.75
  Non-GAAP diluted EPS of $0.61
  Cash flow generated from operating activities of $103 million
  Free cash flow of $324 million
  Building on Teva's strong performance in the first half of2024 and expected developments in the second half of the year, Teva's full year 2024 business outlook is raised to:
    Revenues of $16.0 - $16.4 billion
    AUSTEDO revenues of ~$1.6 billion
    Adjusted EBITDA of $4.6 - $5.0 billion
    Non-GAAP diluted EPS of $2.30 - $2.50

TEL AVIV, Israel, July 31, 2024 (GLOBE NEWSWIRE) -- Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the quarter ended June 30, 2024.

Mr. Richard Francis, Teva's President and CEO, said, "In the second quarter of 2024, we are encouraged by the positive momentum across each of the four pillars of our Pivot to Growth strategy. Teva's global revenues of $4.2 billion increased by 7% in U.S. dollars, or 11% in local currency terms compared to the second quarter of 2023, delivering strong growth driven mainly by our generics and innovative business, with AUSTEDO growing 32% in the U.S. compared to Q2 2023."

Mr. Francis continued, "We are also showing significant progress in on our late-stage innovative pipeline, underscored by the acceleration of the development timeline of duvakitug (Anti-TL1A), with top-line results now expected in the fourth quarter of 2024, and full data expected next year.

"With these robust results, we are raising our financial guidance for 2024."

Pivot to Growth Strategy

In May 2023, we introduced our “Pivot to Growth” strategy, which is based on four key pillars: (i) delivering on our growth engines, mainly AUSTEDO, AJOVY, UZEDY® and our late-stage pipeline of biosimilars; (ii) stepping up innovation through delivering on our late-stage innovative pipeline assets as well as building up our early-stage pipeline organically and potentially through business development activities; (iii) sustaining our generics medicines powerhouse with a global commercial footprint, focused portfolio, pipeline and manufacturing footprint; and (iv) focusing our business by optimizing our portfolio and global manufacturing footprint to enable strategic capital deployment to accelerate our near and long-term growth engines and reorganizing certain of our business units to a more optimal structure, while also reorganizing key business units to enhance operational efficiency.

Second Quarter 2024 Consolidated Results(1)

Revenues in the second quarter of 2024 were $4,164 million, an increase of 7% in U.S. dollars or 11% in local currency terms compared to the second quarter of 2023. This increase was mainly due to higher revenues from generic products in all our segments, and from AUSTEDO in our United States and International Markets segments.

Exchange rate movements during the second quarter of 2024, including hedging effects, negatively impacted overall revenues by $122 million compared to the second quarter of 2023. Exchange rate movements during the second quarter of 2024, including hedging effects, negatively impacted our operating income and non-GAAP operating income each by $56 million compared to the second quarter of 2023.

Gross profit in the second quarter of 2024 was $2,024 million, an increase of 13% compared to $1,796 million in the second quarter of 2023. Gross profit margin was 48.6% in the second quarter of 2024, compared to 46.3% in the second quarter of 2023. Non-GAAP gross profit was $2,205 million in the second quarter of 2024, an increase of 9% compared to $2,023 million in the second quarter of 2023. Non-GAAP gross profit margin was 52.9% in the second quarter of 2024, compared to 52.2% in the second quarter of 2023. The increase in both gross profit margin and non-GAAP gross profit margin was mainly due to a favorable mix of products, primarily driven by growth in AUSTEDO revenues.

Research and Development (R&D) expenses, net in the second quarter of 2024 were $269 million, an increase of 12% compared to $240 million in the second quarter of 2023 as we continue to execute on our Pivot to Growth Strategy. Our higher R&D expenses, net in the second quarter of 2024, compared to the second quarter of 2023, were mainly due to an increase related to our late-stage innovative pipeline in immunology, as well as related to immuno-oncology and neuroscience projects.

Selling and Marketing (S&M) expenses in the second quarter of 2024 were $656 million, an increase of 9% compared to the second quarter of 2023. This increase was mainly due to promotional activities in our innovative products.

General and Administrative (G&A) expenses in the second quarter of 2024 were $283 million, a decrease of 8% compared to the second quarter of 2023, mainly due to lower litigation costs in the second quarter of 2024.

Other income in the second quarter of 2024 was $2 million, compared to $33 million in the second quarter of 2023. Other income in the second quarter of 2023 included a capital gain from the sale of assets related to our International Markets segment.

Operating loss in the second quarter of 2024 was $5 million, compared to an operating loss of $654 million in the second quarter of 2023. Operating loss as a percentage of revenues was 0.1% in the second quarter of 2024, compared to 16.9% of revenues in the second quarter of 2023. The higher operating loss in the second quarter of 2023 was mainly due to higher legal settlements and loss contingencies as well as higher goodwill impairment charges. Non-GAAP operating income in the second quarter of 2024 was $1,056 million representing a non-GAAP operating margin of 25.3% compared to non-GAAP operating income of $1,011 million representing a non-GAAP operating margin of 26.1% in the second quarter of 2023. The decrease in non-GAAP operating margin in the second quarter of 2024 was mainly due to higher operational expenses as a percentage of revenues, partially offset by higher gross profit margin.

Financial expenses, net in the second quarter of 2024 were $241 million, mainly comprised of net-interest expenses of $233 million. In the second quarter of 2023, financial expenses, net were $268 million, mainly comprised of net-interest expenses of $240 million.

In the second quarter of 2024, we recognized a tax expense of $630 million, on a pre-tax loss of $246 million. Our tax rate for the second quarter of 2024 was mainly affected by a settlement agreement with the Israeli Tax Authorities (“ITA”) and impairments. The settlement agreement with the ITA resulted in an increase of $506 million in Teva's total income taxes in the second quarter of 2024, as certain elements had been recognized in previous periods. For additional information on the settlement agreement, see our Current Report on Form 8-K filed with the SEC on June 25, 2024. In the second quarter of 2023, we recognized a tax benefit of $16 million, on a pre-tax loss of $923 million. Our tax rate for the second quarter of 2023 was mainly affected by impairments, legal settlements, amortization, and interest expense disallowances. Non-GAAP tax rate in the second quarter of 2024 was 15.4%, compared to 15.2% in the second quarter of 2023. Our non-GAAP tax rate in the second quarter of 2024 was mainly affected by the generation of profits in various jurisdictions with different tax rates, tax benefits in Israel and other countries, as well as infrequent or non-recurring items. Our non-GAAP tax rate in the second quarter of 2023 was mainly affected by the generation of profits in various jurisdictions with different tax rates, interest expense disallowances, tax benefits in Israel and other countries, as well as infrequent or non-recurring items.

We expect our annual non-GAAP tax rate for 2024 to be between 14%-17%, higher than our non-GAAP tax rate for 2023, which was 13%, mainly due to a reduced net tax benefit related to deferred tax resulting from intellectual property related integration plans in 2024 compared to 2023.

Net loss attributable to Teva and loss per share in the second quarter of 2024 were $846 million and $0.75, respectively, compared to net loss attributable to Teva and loss per share of $872 million and $0.78, respectively, in the second quarter of 2023. The lower net loss in the second quarter of 2024 was mainly due to lower operating loss, partially offset by higher income taxes, as discussed above. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in the second quarter of 2024 were $697 million and $0.61, respectively, compared to $629 million and $0.56, respectively, in the second quarter of 2023.

Adjusted EBITDA was $1,168 million in the second quarter of 2024, an increase of 4%, compared to $1,125 million in the second quarter of 2023.

As of June 30, 2024 and 2023, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,167 million shares and 1,157 million shares, respectively.

Non-GAAP information: net non-GAAP adjustments in the second quarter of 2024 were $1,542 million. Non-GAAP net income attributable to Teva and non-GAAP diluted EPS for the second quarter of 2024 were adjusted to exclude the following items:

  Amortization of purchased intangible assets of $146 million, of which $135 million is included in cost of sales and the remaining $11 million in S&M expenses;
  Impairment of long-lived assets of $130 million;
  Goodwill impairment charge of $400 million related to the Teva API reporting unit;
  Legal settlements and loss contingencies of $83 million;
  Contingent consideration expenses of $192 million, which primarily consisted of $174 million related to a change in the estimated future royalty payments to Allergan in connection with lenalidomide capsules (the generic version of Revlimid®);
  Equity compensation expenses of $32 million;
  Restructuring expenses of $18million;
  Financial expenses of $12 million;
  Other non-GAAP items of $59 million;
  Items attributable to non-controlling interests of$33 million; and
  Corresponding tax effects and unusual tax items of $503 million, of which $495 million is related to the settlement agreement with the ITA discussed above.

We believe that excluding such items facilitates investors’ understanding of our business including underlying performance trends, thereby improving the comparability of our business performance results between reporting periods.

For a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and for additional information, see the tables below and the information included under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities during the second quarter of 2024 was $103 million, compared to $324 million of cash flow generated from operating activities in the second quarter of 2023. The lower cash flow generated from operating activities in the second quarter of 2024 resulted mainly from changes in working capital items, including a negative impact from accounts receivables, net of SR&A, driven mainly from higher sales during the second quarter of 2024 with extended payment terms into the third quarter, and from accounts payables, as well as higher tax payments.

During the second quarter of 2024, we generated free cash flow of $324 million, which we define as comprising $103 million in cash flow generated from operating activities, $317 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $1 million in divestitures of businesses and other assets, partially offset by $97 million in cash used for capital investment. During the second quarter of 2023, we generated free cash flow of $632 million, which we define as comprising $324 million in cash flow generated from operating activities, $371 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $56 million in proceeds from divestitures of businesses and other assets, partially offset by $119 million in cash used for capital investment. The decrease in free cash flow in the second quarter of 2024, resulted mainly from lower cash flow generated from operating activities, as well as lower proceeds from divestitures of businesses and other assets.

As of June 30, 2024, our debt was $18,640 million, compared to $19,833 million as of December 31, 2023. This decrease was mainly due to repayment of $956 million of 6% senior notes at maturity and a positive impact of $247 million from exchange rate fluctuations. The portion of total debt classified as short-term as of June 30, 2024 was 11% compared to 8% as of December 31, 2023. Our average debt maturity was approximately 5.8 years as of June 30, 2024, compared to 6.0 years as of December 31, 2023.

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(1) The data presented in this press release with respect to comparative periods include revised figures. For additional information, see note 1b to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 and note 1c to our consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2024.

Segment Results for the Second Quarter of 2024

United States Segment

As part of the previously announced shift in executive management responsibilities and in line with our Pivot to Growth strategy, commencing January 1, 2024, Canada is reported as part of our International Markets segment. Prior period amounts were recast to reflect this change.

The following table presents revenues, expenses and profit for our United States segment for the three months ended June 30, 2024 and 2023:

	Three months ended June 30,
	2024		2023
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$2,110	100%	$1,892	100%
Gross profit	1,167	55.3%	1,017	53.8%
R&D expenses	170	8.1%	156	8.2%
S&M expenses	270	12.8%	250	13.2%
G&A expenses	100	4.7%	101	5.3%
Other income	(1)	§	(1)	§
Segment profit*	$629	29.8%	$511	27.0%

* Segment profit does not include amortization and certain other items. § Represents an amount less than 0.5%.

Revenues from our United States segment in the second quarter of 2024 were $2,110 million, an increase of $218 million, or 12%, compared to the second quarter of 2023. This increase was mainly due to higher revenues from generic products, AUSTEDO and COPAXONE®, partially offset by lower revenues from certain innovative products, primarily BENDEKA® and TREANDA®, as well as from Anda, our distribution business.

Revenues by Major Products and Activities

The following table presents revenues for our United States segment by major products and activities for the three months ended June 30, 2024 and 2023:

	Three months ended June 30,		Percentage Change
	2024	2023	2024-2023
	(U.S. $ in millions)

Generic products	$1,023	$884	16%
AJOVY	42	52	(20%)
AUSTEDO	407	308	32%
BENDEKA and TREANDA	41	67	(39%)
COPAXONE	81	56	44%
Anda	373	392	(5%)
Other	144	131	9%
Total	$2,110	$1,892	12%

Generic products revenues in our United States segment (including biosimilars) in the second quarter of 2024 were $1,023 million, an increase of 16% compared to the second quarter of 2023, the majority of which was driven by higher revenues from lenalidomide capsules (the generic version of Revlimid®), and the remaining primarily by the launch of liraglutide injection 1.8mg (an authorized generic of Victoza®), partially offset by increased competition to other generic products.

Among the most significant generic products we sold in the United States in the second quarter of 2024 were lenalidomide capsules (the generic version of Revlimid®), epinephrine injectable solution (the generic version of EpiPen® and EpiPen Jr®), liraglutide injection (an authorized generic of Victoza®), and Truxima® (the biosimilar to Rituxan®). In the second quarter of 2024, our total prescriptions were approximately 303 million (based on trailing twelve months), representing 7.9% of total U.S. generic prescriptions, compared to approximately 319 million (based on trailing twelve months), representing 8.4% of total U.S. generic prescriptions in the second quarter of 2023, all according to IQVIA data.

On February 24, 2024, Alvotech and Teva announced that the FDA approved SIMLANDI (adalimumab-ryvk) injection, as an interchangeable biosimilar to Humira®, for the treatment of adult rheumatoid arthritis, juvenile idiopathic arthritis, adult psoriatic arthritis, adult ankylosing spondylitis, Crohn’s disease, adult ulcerative colitis, adult plaque psoriasis, adult hidradenitis suppurativa and adult uveitis. On April 17, 2024, Alvotech and Teva amended their collaboration agreement to enable the purchase by Quallent of a private label adalimumab-ryvk injection from Alvotech for the U.S. market, with Alvotech sharing profits with Teva on the private label sales. On May 20, 2024, Alvotech and Teva announced that SIMLANDI is available in the United States.

On April 16, 2024, Alvotech and Teva announced that the FDA has approved SELARSDI (ustekinumab-aekn) injection for subcutaneous use, as a biosimilar to Stelara®, for the treatment of moderate to severe plaque psoriasis and for active psoriatic arthritis in adults and pediatric patients six years and older.

On June 24, 2024, Teva announced the launch of liraglutide injection 1.8mg (an authorized generic of Victoza®) in the United States. Liraglutide injection is indicated to improve glycemic control in adults and pediatric patients aged 10 years and older with type 2 diabetes mellitus and reduce the risk of cardiovascular events in adults with type 2 diabetes mellitus and established cardiovascular disease.

AJOVY revenues in our United States segment in the second quarter of 2024 were $42 million, a decrease of 20% compared to $52 million in the second quarter of 2023, mainly due to an increase in sales allowance due to a non-recurring item, partially offset by higher demand. In the second quarter of 2024, AJOVY’s exit market share in the United States in terms of total number of prescriptions was 28.6% compared to 25.1% in the second quarter of 2023.

AUSTEDO revenues in our United States segment in the second quarter of 2024 increased by 32%, to $407 million, compared to $308 million in the second quarter of 2023, mainly due to growth in volume, as well as expanded access for patients and increased investment to support higher demand.

AUSTEDO XR (deutetrabenazine) extended-release tablets was approved by the FDA on February 17, 2023, and became commercially available in the U.S. in May 2023. In May 2024, the FDA approved AUSTEDO XR as a one pill, once-daily treatment option in doses of 30, 36, 42, and 48 mg. In July 2024, the FDA approved the 18 mg dosage for AUSTEDO XR making it a one pill, once-daily for all available doses. AUSTEDO XR is a once-daily formulation indicated in adults for tardive dyskinesia and chorea associated with Huntington’s disease, which is additional to the currently marketed twice-daily AUSTEDO. AUSTEDO XR is protected by ten Orange Book patents expiring between 2031 and 2041.

UZEDY (risperidone) extended-release injectable suspension was approved by the FDA on April 28, 2023 for the treatment of schizophrenia in adults, and was launched in the U.S. in May 2023. UZEDY is a subcutaneous, long-acting formulation of risperidone that controls the steady release of risperidone. UZEDY is protected by nine Orange Book patents expiring between 2025 and 2033. We are moving forward with plans to launch UZEDY in other countries around the world. UZEDY faces competition from multiple other products.

BENDEKA and TREANDA combined revenues in our United States segment in the second quarter of 2024 were $41 million, a decrease of 39% compared to $67 million in the second quarter of 2023, mainly due to generic bendamustine products entry into the market. The orphan drug exclusivity that had attached to bendamustine products expired in December 2022.

COPAXONE revenues in our United States segment in the second quarter of 2024 were $81 million, an increase of 44% compared to $56 million in the second quarter of 2023, mainly due to a decrease in sales allowance due to a non-recurring item.

Anda revenues from third-party products in our United States segment in the second quarter of 2024 were $373 million, a decrease of 5% compared to $392 million in the second quarter of 2023, mainly due to lower demand in the second quarter of 2024. Anda, our distribution business in the United States, distributes generic and innovative medicines and OTC pharmaceutical products from Teva and various third-party manufacturers to independent retail pharmacies, pharmacy retail chains, hospitals and physician offices in the United States. Anda is able to compete in the distribution market by maintaining a broad portfolio of products, competitive pricing and delivery throughout the United States.

United States Gross Profit

Gross profit from our United States segment in the second quarter of 2024 was $1,167 million, an increase of 15%, compared to $1,017 million in the second quarter of 2023.

Gross profit margin for our United States segment in the second quarter of 2024 increased to 55.3%, compared to 53.8% in the second quarter of 2023. This increase was mainly due to a favorable mix of products primarily driven by higher revenues from lenalidomide capsules (the generic version of Revlimid®) and AUSTEDO.

United States Profit

Profit from our United States segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our United States segment in the second quarter of 2024 was $629 million, an increase of 23% compared to $511 million in the second quarter of 2023. This increase was mainly due to higher gross profit, partially offset by higher operational expenses.

Europe Segment

Our Europe segment includes the European Union, the United Kingdom and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended June 30, 2024 and 2023:

	Three months ended June 30,
	2024		2023
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,213	100%	$1,163	100%
Gross profit	677	55.8%	640	55.0%
R&D expenses	62	5.1%	53	4.5%
S&M expenses	209	17.2%	194	16.7%
G&A expenses	64	5.3%	61	5.2%
Other income	§	§	(1)	§
Segment profit*	$342	28.2%	$334	28.7%
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* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our Europe segment in the second quarter of 2024 were $1,213 million, an increase of 4%, or $50 million, compared to the second quarter of 2023. In local currency terms, revenues increased by 5% compared to the second quarter of 2023, mainly due to higher revenues from generic products and AJOVY.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended June 30, 2024 and 2023:

	Three months ended June 30,		Percentage Change
	2024	2023	2024-2023
	(U.S. $ in millions)
Generic products	$970	$909	7%
AJOVY	52	39	33%
COPAXONE	53	60	(11%)
Respiratory products	57	66	(14%)
Other	81	89	(10%)
Total	$1,213	$1,163	4%

Generic products revenues (including OTC and biosimilar products) in our Europe segment in the second quarter of 2024, increased by 7% to $970 million, compared to the second quarter of 2023. In local currency terms, revenues increased by 8%, mainly due to price increases as a result of market conditions such as inflationary pressures in certain markets, as well as higher revenues from recently launched products.

AJOVY revenues in our Europe segment in the second quarter of 2024 increased by 33% to $52 million, compared to $39 million in the second quarter of 2023. In local currency terms revenues increased by 34%, mainly due to growth in European countries in which AJOVY had previously been launched.

COPAXONE revenues in our Europe segment in the second quarter of 2024 were $53 million, a decrease of 11% compared to the second quarter of 2023. In local currency terms, revenues decreased by 9%, due to price reductions and a decline in volume resulting from competing glatiramer acetate products and availability of alternative therapies.

Respiratory products revenues in our Europe segment in the second quarter of 2024 were $57 million, a decrease of 14% compared to the second quarter of 2023. In local currency terms, revenues decreased by 13% compared to the second quarter of 2023, mainly due to net price reductions and lower volumes.

Europe Gross Profit

Gross profit from our Europe segment in the second quarter of 2024 was $677 million, an increase of 6% compared to $640 million in the second quarter of 2023.

Gross profit margin for our Europe segment in the second quarter of 2024 increased to 55.8%, compared to 55.0% in the second quarter of 2023. This increase was mainly due to price increases of generic products as a result of market conditions such as inflationary pressures in certain markets.

Europe Profit

Profit from our Europe segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the second quarter of 2024 was $342 million, an increase of 2%, compared to $334 million in the second quarter of 2023. This increase was mainly due to higher gross profit, as described above.

International Markets Segment

Our International Markets segment includes all countries in which we operate other than the United States and the countries included in our Europe segment. The International Markets segment includes more than 35 countries, covering a substantial portion of the global pharmaceutical industry.

As part of the previously announced recent shift in executive management responsibilities, commencing January 1, 2024, Canada is reported under our International Markets segment and is no longer included as part of our United States segment. Prior period amounts were recast to reflect this change.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended June 30, 2024 and 2023:

	Three months ended June 30,
	2024		2023
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$593	100%	$578	100%
Gross profit	286	48.3%	283	49.0%
R&D expenses	30	5.1%	23	4.0%
S&M expenses	145	24.5%	125	21.6%
G&A expenses	38	6.4%	34	5.9%
Other income	§	§	(31)	(5.4%)
Segment profit*	$73	12.3%	$132	22.8%
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* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our International Markets segment in the second quarter of 2024 were $593 million, an increase of 3% compared to the second quarter of 2023. In local currency terms, revenues increased by 22% compared to the second quarter of 2023, mainly due to higher revenues from generic products in most markets, partially offset by regulatory price reductions and generic competition to off-patented products in Japan.

In the second quarter of 2024, revenues were negatively impacted by exchange rate fluctuations of $114 million, including hedging effects, compared to the second quarter of 2023. Revenues in the second quarter of 2024 included $5 million from a negative hedging impact, compared to a positive hedging impact of $5 million in the second quarter of 2023, which are included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended June 30, 2024 and 2023:

	Three months ended June 30,		Percentage Change
	2024	2023	2024-2023
	(U.S. $ in millions)
Generic products	$486	$478	2%
AJOVY	22	14	58%
COPAXONE	14	17	(20%)
Other	71	69	2%
Total	$593	$578	3%

Generic products revenues (including OTC and biosimilar products) in our International Markets segment were $486 million in the second quarter of 2024, an increase of 2% compared to the second quarter of 2023. In local currency terms, revenues increased by 22% compared to the second quarter of 2023, mainly due to higher revenues in most markets, largely driven by price increases as a result of higher costs due to inflationary pressure in certain markets and higher volumes, partially offset by regulatory price reductions and generic competition to off-patented products in Japan.

AJOVY revenues in our International Markets segment in the second quarter of 2024 were $22 million, compared to $14 million in the second quarter of 2023. AJOVY was launched in certain markets in our International Markets segment, including in Canada, Japan, Australia, Israel, South Korea, Brazil and others.

COPAXONE revenues in our International Markets segment in the second quarter of 2024 were $14 million compared to $17 million in the second quarter of 2023.

AUSTEDO was launched in China and Israel in 2021 and in Brazil in 2022, for the treatment of chorea associated with Huntington’s disease and for the treatment of tardive dyskinesia. In February 2024, we announced a strategic partnership for the marketing and distribution of AUSTEDO in China. We continue with additional submissions in various other markets.

International Markets Gross Profit

Gross profit from our International Markets segment in the second quarter of 2024 was $286 million, an increase of 1% compared to $283 million in the second quarter of 2023.

Gross profit margin for our International Markets segment in the second quarter of 2024 decreased to 48.3%, compared to 49.0% in the second quarter of 2023. This decrease was mainly due to a negative hedging impact, regulatory price reductions and generic competition to off-patented products in Japan, as well as higher costs due to inflationary and other macroeconomic pressures, partially offset by price increases largely as a result of inflationary pressures in certain markets and a favorable mix of products.

International Markets Profit

Profit from our International Markets segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the second quarter of 2024 was $73 million, a decrease of 45%, compared to $132 million in the second quarter of 2023. This decrease was mainly due to lower other income as well as higher S&M expenses in the second quarter of 2024.

Other Activities

We have other sources of revenues, primarily the sale of APIs to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our United States, Europe or International Markets segments described above.

On January 31, 2024, we announced that we intend to divest our API business (including its R&D, manufacturing and commercial activities) through a sale, which divestment is expected to be completed in the first half of 2025. The intention to divest is in alignment with our Pivot to Growth strategy. However, there can be no assurance regarding the ultimate timing or structure of a potential divestiture or that a divestiture will be agreed or completed at all.

Revenues from other activities in the second quarter of 2024 were $249 million, an increase of 2% in U.S. dollars and in local currency terms, compared to the second quarter of 2023.

API sales to third parties in the second quarter of 2024 were $151 million, reflecting an increase of 5% in both U.S. dollars and local currency terms, compared to the second quarter of 2023, following a reallocation of an immaterial business within our other activities, in line with our intention to divest our API business.

Outlook for 2024 Non-GAAP Results

$ billions, except EPS or as noted	July 2024 Outlook	January 2024 Outlook
Revenues*	$16.0 - $16.4	$15.7 - $16.3
AUSTEDO ($m)*	~1,600	~1,500
AJOVY ($m)*	~500	~500
UZEDY ($m)*	~80	~80
COPAXONE ($m)*	~450	~400
Operating Income	4.1 - 4.5	4.0 - 4.5
Adjusted EBITDA	4.6 - 5.0	4.5 - 5.0
Finance Expenses ($m)	~1,000	~1,000
Tax Rate	14% - 17%	14% - 17%
Diluted EPS ($)	2.30 - 2.50	2.20 - 2.50
Free Cash Flow**	1.7 - 2.0	1.7 - 2.0
CAPEX*	~0.5	~0.5
Foreign Exchange	Volatile swings in FX can negatively impact revenue and income

* Revenues and CAPEX presented on a GAAP basis.

** Free Cash Flow includes cash flow generated from operating activities net of capital expenditures and deferred purchase price cash component collected for securitized trade receivables

Conference Call

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) announced today that it will issue a press release on its second quarter 2024 financial results on Wednesday, July 31, 2024, at 7:00 a.m. ET. Following the release, Teva will conduct a conference call and live webcast on the same day, at 8:00 a.m. ET.

In order to participate, please register in advance here to obtain a local or toll-free phone number and your personal pin.

A live webcast of the call will be available on Teva's website at: https://ir.tevapharm.com/Events-and-Presentations

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on Teva's website.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) is a global pharmaceutical leader with a category-defying portfolio, harnessing our generics expertise and stepping up innovation to continue the momentum behind the discovery, delivery, and expanded development of modern medicine. For over 120 years, Teva's commitment to bettering health has never wavered. Today, the company’s global network of capabilities enables its 37,000 employees across 58 markets to push the boundaries of scientific innovation and deliver quality medicines to help improve health outcomes of millions of patients every day. To learn more about how Teva is all in for better health, visit www.tevapharm.com.

http://www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross profit margin, Adjusted EBITDA, free cash flow, non-GAAP tax rate, non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS, are presented in order to facilitate investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP measures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items including, but not limited to, the amortization of purchased intangible assets, legal settlements and loss contingencies, impairment of long-lived assets and goodwill impairment, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. You can identify these forward-looking statements by the use of words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; concentration of our customer base and commercial alliances among our customers; delays in launches of new generic products; our ability to develop and commercialize biopharmaceutical products; competition for our innovative medicines; our ability to achieve expected results from investments in our product pipeline; our ability to develop and commercialize additional pharmaceutical products; our ability to successfully execute our Pivot to Growth strategy, including to expand our innovative and biosimilar medicines pipeline and profitably commercialize the innovative medicines and biosimilar portfolio, whether organically or through business development, and to sustain and focus our portfolio of generics medicines; and the effectiveness of our patents and other measures to protect our intellectual property rights, including any potential challenges to our Orange Book patent listings in the U.S.;
  our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, may result in a future downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;
  our business and operations in general, including: the impact of global economic conditions and other macroeconomic developments and the governmental and societal responses thereto; the widespread outbreak of an illness or any other communicable disease, or any other public health crisis; effectiveness of our optimization efforts; our ability to attract, hire, integrate and retain highly skilled personnel; interruptions in our supply chain or problems with internal or third party manufacturing; disruptions of information technology systems; breaches of our data security; challenges associated with conducting business globally, including political or economic instability, major hostilities or terrorism, such as the ongoing conflict between Russia and Ukraine and the state of war declared in Israel; costs and delays resulting from the extensive pharmaceutical regulation to which we are subject; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets or business units and close or divest plants and facilities, as well as our ability to successfully and cost-effectively consummate such sales and divestitures, including our planned divestiture of our API business;
  compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory environments; the effects of governmental and civil proceedings and litigation which we are, or in the future become, party to; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; increased legal and regulatory action in connection with public concern over the abuse of opioid medications; our ability to timely make payments required under our nationwide opioids settlement agreement and provide our generic version of Narcan® (naloxone hydrochloride nasal spray) in the amounts and at the times required under the terms of such agreement; scrutiny from competition and pricing authorities around the world, including our ability to comply with and operate under our deferred prosecution agreement (DPA) with the U.S. Department of Justice; potential liability for intellectual property right infringement; product liability claims; failure to comply with complex Medicare, Medicaid and other governmental programs reporting and payment obligations; compliance with anti-corruption, sanctions and trade control laws; environmental risks; and the impact of sustainability issues;
  the impact of the state of war declared in Israel and the military activity in the region, including the risk of disruptions to our operations and facilities, such as our manufacturing and R&D facilities, located in Israel, the impact of our employees who are military reservists being called to active military duty, and the impact of the war on the economic, social and political stability of Israel;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our long-lived assets; the impact of geopolitical conflicts including the state of war declared in Israel and the conflict between Russia and Ukraine; potential significant increases in tax liabilities; the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business and our ability to remediate an existing material weakness in our internal control over financial reporting;

  and other factors discussed in this press release, in our Quarterly Report on Form 10-Q for the second quarter of 2024 and in our Annual Report on Form 10-K for the year ended December 31, 2023, including in the section captioned "Risk Factors.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)
(Unaudited)

		Three months ended		Six months ended
		June 30,		June 30,
		2024	2023	2024	2023
Net revenues		4,164	3,878	7,983	7,539
Cost of sales		2,140	2,082	4,188	4,161
Gross profit		2,024	1,796	3,795	3,378
Research and development expenses		269	240	511	473
Selling and marketing expenses		656	603	1,265	1,149
General and administrative expenses		283	307	561	602
Intangible assets impairments		61	63	141	241
Goodwill impairment		400	700	400	700
Other asset impairments, restructuring and other items		280	108	954	218
Legal settlements and loss contingencies		83	462	188	695
Other income		(2)	(33)	(1)	(34)
Operating income (loss)		(5)	(654)	(223)	(667)
Financial expenses, net		241	268	491	528
Income (loss) before income taxes		(246)	(923)	(713)	(1,195)
Income taxes (benefit)		630	(16)	578	(35)
Share in (profits) losses of associated companies, net		(2)	(1)	2	(1)
Net income (loss)		(874)	(906)	(1,294)	(1,159)
Net income (loss) attributable to non-controlling interests		(29)	(35)	(309)	(68)
Net income (loss) attributable to Teva		(846)	(872)	(985)	(1,091)

Earnings (loss) per share attributable to Teva:	Basic ($)	(0.75)	(0.78)	(0.87)	(0.98)
	Diluted ($)	(0.75)	(0.78)	(0.87)	(0.98)
Weighted average number of shares (in millions):	Basic	1,133	1,120	1,128	1,118
	Diluted	1,133	1,120	1,128	1,118

Non-GAAP net income attributable to Teva for diluted earnings per share:*		697	629	1,245	1,085

Non-GAAP earnings per share attributable to Teva:*	Diluted ($)	0.61	0.56	1.09	0.96

Non-GAAP average number of shares (in millions):	Diluted	1,151	1,129	1,146	1,127

Amounts may not add up due to rounding.

* See reconciliation attached.

CONSOLIDATED BALANCE SHEETS
(U.S. dollars in millions, except for share data)
(Unaudited)

	June 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$2,258	$3,226
Accounts receivables, net of allowance for credit losses of $95 million as of June 30, 2024 and as of December 31, 2023.	3,766	3,408
Inventories	3,927	4,021
Prepaid expenses	1,096	1,255
Other current assets	517	504
Assets held for sale	69	70
Total current assets	11,632	12,485
Deferred income taxes	2,000	1,812
Other non-current assets	434	470
Property, plant and equipment, net	5,573	5,750
Operating lease right-of-use assets, net	358	397
Identifiable intangible assets, net	4,853	5,387
Goodwill	16,488	17,177
Total assets	$41,338	$43,479

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$2,094	$1,672
Sales reserves and allowances	3,700	3,535
Accounts payables	2,366	2,602
Employee-related obligations	492	611
Accrued expenses	2,840	2,771
Other current liabilities	1,191	1,044
Liabilities held for sale	356	13
Total current liabilities	13,037	12,247

Long-term liabilities:
Deferred income taxes	553	606
Other taxes and long-term liabilities	4,356	4,019
Senior notes and loans	16,547	18,161
Operating lease liabilities	281	320
Total long-term liabilities	21,737	23,106
Equity:
Teva shareholders’ equity:	6,359	7,506
Non-controlling interests	204	620
Total equity	6,563	8,126
Total liabilities and equity	$41,338	$43,479

Amounts may not add up due to rounding.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Operating activities:
Net income (loss)	$(874)	(906)	$(1,294)	(1,159)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	259	300	531	604
Impairment of goodwill	400	700	400	700
Impairment of long-lived assets and assets held for sale	130	74	809	262
Net change in operating assets and liabilities	(10)	212	(507)	(137)
Deferred income taxes – net and uncertain tax positions	(424)	(44)	(613)	(150)
Stock-based compensation	32	30	60	62
Other items *	592	(12)	594	23
Net loss (gain) from investments and from sale of long lived assets	(1)	(30)	(1)	(26)
Net cash provided by (used in) operating activities	103	324	(21)	179

Investing activities:
Beneficial interest collected in exchange for securitized trade receivables	317	371	612	694
Purchases of property, plant and equipment and intangible assets	(97)	(119)	(221)	(258)
Proceeds from sale of business and long lived assets	1	56	1	58
Acquisition of businesses, net of cash acquired	-	-	(15)	-
Purchases of investments and other assets .	(43)	(2)	(55)	(6)
Other investing activities	-	(4)	-	(5)
Net cash provided by (used in) investing activities	178	302	322	483

Financing activities:
Purchase of shares from non-controlling interests	-	-	(64)	-
Dividends paid to non-controlling interests	-	-	(78)	-
Repayment of senior notes and loans and other long term liabilities	(956)	-	(956)	(3,152)
Proceeds from senior notes, net of issuance costs	-	-	-	2,451
Other financing activities	(10)	(55)	(19)	(60)
Net cash provided by (used in) financing activities	(966)	(55)	(1,117)	(761)

Translation adjustment on cash and cash equivalents	(49)	(77)	(153)	(65)

Net change in cash, cash equivalents and restricted cash	(733)	494	(969)	(164)
Balance of cash, cash equivalents and restricted cash at beginning of period	2,991	2,176	3,227	2,834

Balance of cash, cash equivalents and restricted cash at end of period	$2,258	2,670	$2,258	2,670

Cash and cash equivalents	2,258	2,669	2,258	2,669
Restricted cash included in other current assets	—	1	—	1
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	2,258	2,670	2,258	2,670

Non-cash financing and investing activities:
Beneficial interest obtained in exchange for securitized accounts receivables	$320	380	$632	714

* Adjustment in the three months period ended June 30, 2024 mainly relate to an agreement with the Israeli Tax Authorities.

Amounts may not add up due to rounding
The accompanying notes are an integral part of the financial statements.

Reconciliation of gross profit to Non-GAAP gross profit
(Unaudited)
		Three months ended		Six months ended
		June 30,		June 30,
($ in millions)		2024	2023	2024	2023
Gross profit		$2,024	1,796	$3,795	3,378
Gross profit margin		48.6%	46.3%	47.5%	44.8%
Increase (decrease) for excluded items:
	Amortization of purchased intangible assets	136	145	273	290
	Equity compensation	7	5	13	10
	Accelerated depreciation	0	24	7	49
	Other non-GAAP items (1)	37	52	80	91
Non-GAAP gross profit		$2,205	2,023	$4,168	3,819
Non-GAAP gross profit margin (2)		52.9%	52.2%	52.2%	50.7%

(1) Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs and other unusual events.
(2) Non-GAAP gross profit margin is non-GAAP gross profit as a percentage of revenue.

Reconciliation of operating income (loss) to Non-GAAP operating income (loss)
(Unaudited)
		Three months ended			Six months ended
		June 30,			June 30,
($ in millions)		2024	2023		2024	2023
Operating income (loss)(1)	($)	(5)	(654)	($)	(223)	(667)
Operating margin		(0.1%)	(16.9%)		(2.8%)	(8.8%)
Increase (decrease) for excluded items:
Amortization of purchased intangible assets		146	162		298	326
Legal settlements and loss contingencies(2)		83	462		188	695
Goodwill impairment(3)		400	700		400	700
Impairment of long-lived assets(4)		130	74		809	262
Restructuring costs		18	10		31	66
Equity compensation		32	30		60	62
Contingent consideration(1)(5)		192	78		271	113
Accelerated depreciation		0	24		7	49
Other non-GAAP items(6)		59	125		106	189
Non-GAAP operating income (loss)	($)	1,056	1,011	($)	1,948	1,796
Non-GAAP operating margin(3)	($)	25.3%	26.1%	($)	24.4%	23.8%

(1) The data presented for the prior period have been revised to reflect a revision in the presentation of these items in the consolidated financial statements. For additional information see note 1b to our consolidated financial statements included in our 2023 Annual Report on Form 10-K.
(2) Adjustments for legal settlements and loss contingencies in the second quarter of 2023 were mainly related to a provision of $200 million in connection with the U.S. DOJ criminal antitrust charges on the marketing and pricing of certain Teva USA generic products and an update to the estimated settlement provision of $170 million related to some of the remaining opioid cases including an agreement in principle on private hospital cases. Adjustments for legal settlements and loss contingencies in the first six months of 2023 were mainly related to an update to the estimated settlement provision of $206 million related to the remaining opioid cases, the provision of $210 million relating to the U.S. DOJ criminal antitrust charges on the marketing and pricing of certain Teva USA generic products, an update to the estimated provision of $102 million related to the DOJ patient assistance program litigation, and the provision of $100 million related to the settlement of the reverse-payment antitrust litigation over certain HIV medicines.
(3) A goodwill impairment charge of $400 million related to our Teva's API reporting unit was recognized in the three and six months ended June 2024, compared to a goodwill impairment charge of $700 million related to our International Markets reporting unit recognized in the three and six months ended June 2023.
(4) Adjustments for impairment of long-lived assets, for the six months ended June 30, 2024, primarily consisted of $644 million related to the classification of our business venture in Japan as held for sale.
(5) Adjustments for contingent consideration primarily related to a change in the estimated future royalty payments to Allergan in connection with lenalidomide capsules (the generic version of Revlimid®), of $174 million and $238 million, respectively for the three and six months ended June 30, 2024, and of $64 million and $88 million, respectively for the three and six months ended June 30, 2023.
(6) Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs, material litigation fees and other unusual events.

Reconciliation of net income (loss) attributable to Teva
to Non-GAAP net income (loss) attributable to Teva
(Unaudited)

			Three months ended			Six months ended
			June 30,			June 30,
($ in millions except per share amounts)			2024	2023		2024	2023
Net income (Loss) attributable to Teva(1)		($)	(846)	(872)	($)	(985)	(1,091)
Increase (decrease) for excluded items:
	Amortization of purchased intangible assets		146	162		298	326
	Legal settlements and loss contingencies(2)		83	462		188	695
	Goodwill impairment(3)		400	700		400	700
	Impairment of long-lived assets(4)		130	74		809	262
	Restructuring costs		18	10		31	66
	Equity compensation		32	30		60	62
	Contingent consideration(1)(5)		192	78		271	113
	Accelerated depreciation		-	24		7	49
	Financial expenses		12	16		24	39
	Items attributable to non-controlling interests(4)		(33)	(49)		(317)	(90)
	Other non-GAAP items(6)		59	125		106	189
	Corresponding tax effects and unusual tax items(7)		503	(131)		353	(235)
Non-GAAP net income attributable to Teva		($)	697	629	($)	1,245	1,085
Non-GAAP tax rate(8)			15.4%	15.2%		15.2%	15.3%
GAAP diluted earnings (loss) per share attributable to Teva		($)	(0.75)	(0.78)	($)	(0.87)	(0.98)
EPS difference(9)			1.35	1.34		1.96	1.94
Non-GAAP diluted EPS attributable to Teva(9)		($)	0.61	0.56	($)	1.09	0.96
Non-GAAP average number of shares (in millions)(9)			1,151	1,129		1,146	1,127

(1)	The data presented for the prior period have been revised to reflect a revision in the presentation of these items in the consolidated financial statements. For additional information see note 1b to our consolidated financial statements included in our 2023 Annual Report on Form 10-K.
(2)	Adjustments for legal settlements and loss contingencies in the second quarter of 2023 were mainly related to a provision of $200 million in connection with the U.S. DOJ criminal antitrust charges on the marketing and pricing of certain Teva USA generic products and an update to the estimated settlement provision of $170 million related to some of the remaining opioid cases including an agreement in principle on private hospital cases. Adjustments for legal settlements and loss contingencies in the first six months of 2023 were mainly related to an update to the estimated settlement provision of $206 million related to the remaining opioid cases, the provision of $210 million relating to the U.S. DOJ criminal antitrust charges on the marketing and pricing of certain Teva USA generic products, an update to the estimated provision of $102 million related to the DOJ patient assistance program litigation, and the provision of $100 million related to the settlement of the reverse-payment antitrust litigation over certain HIV medicines.
(3)	A goodwill impairment charge of $400 million related to our Teva's API reporting unit was recognized in the three and six months ended June 30, 2024, compared to a goodwill impairment charge of $700 million related to our International Markets reporting unit recognized in the three and six months ended June 2023.
(4)	Adjustments for impairment of long-lived assets and items attributable to non-controlling interests for the six months ended June 30, 2024, primarily consisted of $644 million and $317 million, respectively, related to the classification of our business venture in Japan as held for sale.
(5)	Adjustments for contingent consideration primarily related to a change in the estimated future royalty payments to Allergan in connection with lenalidomide capsules (the generic version of Revlimid®), of $174 million and $238 million, respectively for the three and six months ended June 30, 2024, and of $64 million and $88 million, respectively for the three and six months ended June 30, 2023.
(6)	Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs, material litigation fees and other unusual events.
(7)	Adjustments for corresponding tax effects and unusual tax items for the three months ended June 30,2024 mainly related to the settlement agreement with the ITA to settle certain litigation with respect to taxes payable for the Company’s taxable years 2008 through 2020, in an amount of $495 million.
(8)	Non-GAAP tax rate is tax expenses (benefit) excluding the impact of non-GAAP tax adjustments presented above as a percentage of income (loss) before income taxes excluding the impact of non-GAAP adjustments presented above. GAAP tax rate for the three and six months ended June 30, 2024 was 256% and 81% respectively and for the three and six months ended June 30, 2023 was 2% and 3% respectively.
(9)	EPS difference and diluted non-GAAP EPS are calculated by dividing our non-GAAP net income attributable to Teva by our non-GAAP diluted weighted average number of shares.

Reconciliation of net income (loss) to adjusted EBITDA
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
($ in millions)	2024	2023	2024	2023
Net income (loss)(1)	$(874)	(906)	$(1,294)	(1,159)
Increase (decrease) for excluded items:
Financial expenses	241	268	491	528
Income taxes	630	(16)	578	(35)
Share in profits (losses) of associated companies –net	(2)	(1)	2	(1)
Depreciation	113	138	233	278
Amortization	146	162	298	326
EBITDA	254	(355)	308	(63)
Legal settlements and loss contingencies(2)	83	462	188	695
Goodwill impairment(3)	400	700	400	700
Impairment of long lived assets(4)	130	74	809	262
Restructuring costs	18	10	31	66
Equity compensation	32	30	60	62
Contingent consideration(5)	192	78	271	113
Other non-GAAP items (6)	59	125	106	189
Adjusted EBITDA	$1,168	1,125	$2,173	2,024

(1) The data presented for the prior period have been revised to reflect a revision in the presentation of these items in the consolidated financial statements. For additional information see note 1b to our consolidated financial statements included in our 2023 Annual Report on Form 10-K.
(2) Adjustments for legal settlements and loss contingencies in the second quarter of 2023 were mainly related to a provision of $200 million in connection with the U.S. DOJ criminal antitrust charges on the marketing and pricing of certain Teva USA generic products and an update to the estimated settlement provision of $170 million related to some of the remaining opioid cases including an agreement in principle on private hospital cases. Adjustments for legal settlements and loss contingencies in the first six months of 2023 were mainly related to an update to the estimated settlement provision of $206 million related to the remaining opioid cases, the provision of $210 million relating to the U.S. DOJ criminal antitrust charges on the marketing and pricing of certain Teva USA generic products, an update to the estimated provision of $102 million related to the DOJ patient assistance program litigation, and the provision of $100 million related to the settlement of the reverse-payment antitrust litigation over certain HIV medicines.
(3) A goodwill impairment charge of $400 million related to our Teva's API reporting unit was recognized in the three and six months ended June 2024, compared to a goodwill impairment charge of $700 million related to our International Markets reporting unit recognized in the three and six months ended June 2023.
(4) Adjustments for impairment of long-lived assets, for the six months ended June 30, 2024, primarily consisted of $644 million related to the classification of our business venture in Japan as held for sale
(5) Adjustments for contingent consideration primarily related to a change in the estimated future royalty payments to Allergan in connection with lenalidomide capsules (the generic version of Revlimid®), of $174 million and $238 million, respectively for the three and six months ended June 30, 2024, and of $64 million and $88 million, respectively for the three and six months ended June 30, 2023.
(6) Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs, material litigation fees and other unusual events.

Segment Information
(Unaudited)

	United States		Europe		International Markets
	Three months ended June 30,		Three months ended June 30,		Three months ended June 30,
	2024	2023	2024	2023	2024	2023

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$2,110	$1,892	$1,213	$1,163	$593	$578
Gross profit	1,167	1,017	677	640	286	283
R&D expenses	170	156	62	53	30	23
S&M expenses	270	250	209	194	145	125
G&A expenses	100	101	64	61	38	34
Other income	(1)	(1)	§	(1)	§	(31)
Segment profit	$629	$511	$342	$334	$73	$132

§ Represents an amount less than $0.5 million.

Segment Information
(Unaudited)

	United States		Europe		International Markets
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023	2024	2023

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$3,835	$3,569	$2,485	$2,347	$1,190	$1,159
Gross profit	2,025	1,806	1,415	1,294	583	568
R&D expenses	324	305	118	106	58	51
S&M expenses	530	457	403	381	263	238
G&A expenses	193	196	130	130	73	72
Other income	(1)	(1)	§	(1)	(1)	(33)
Segment profit	$979	$850	$764	$679	$190	$240

§ Represents an amount less than $0.5 million.

Reconciliation of our segment profit
to consolidated income before income taxes
Unaudited
	Three months ended
	June 30,
	2024	2023

	(U.S.$ in millions)

United States profit	$629	$511
Europe profit	342	334
International Markets profit	73	132
Total reportable segment profit	1,043	977
Profit of other activities	12	33
	1,056	1,011
Amounts not allocated to segments:
Amortization	146	162
Other asset impairments, restructuring and other items*	280	108
Goodwill impairment	400	700
Intangible asset impairments	61	63
Legal settlements and loss contingencies	83	462
Other unallocated amounts	91	170
Consolidated operating income (loss)	(5)	(654)
Financial expenses - net	241	268
Consolidated income (loss) before income taxes*	$(246)	$(923)

*The data presented for the prior period have been revised to reflect a revision in the presentation of these items in the consolidated financial statements. For additional information see note 1b to our consolidated financial statements included in our 2023 Annual Report on Form 10-K.

Reconciliation of our segment profit
to consolidated income before income taxes
Unaudited
	Six months ended
	June 30,
	2024	2023

	(U.S.$ in millions)

United States profit	$979	$850
Europe profit	764	679
International Markets profit	190	240
Total reportable segment profit	1,933	1,769
Profit of other activities	15	27
Total segment profit	1,948	1,796
Amounts not allocated to segments:
Amortization	298	326
Other asset impairments, restructuring and other items*	954	218
Goodwill impairment	400	700
Intangible asset impairments	141	241
Legal settlements and loss contingencies	188	695
Other unallocated amounts	190	282
Consolidated operating income (loss)	(223)	(667)
Financial expenses - net	491	528
Consolidated income (loss) before income taxes*	$(713)	$(1,195)

The data presented for the prior period have been revised to reflect a revision in the presentation of these items in the consolidated financial statements. For additional information see note 1b to our consolidated financial statements included in our 2023 Annual Report on Form 10-K.

Segment revenues by major products and activities
(Unaudited)

	Three months ended
	June 30,		Percentage Change
	2024	2023	2023-2024
	(U.S.$ in millions)
United States segment
Generic products	$1,023	$884	16%
AJOVY	42	52	(20%)
AUSTEDO	407	308	32%
BENDEKA/TREANDA	41	67	(39%)
COPAXONE	81	56	44%
Anda	373	392	(5%)
Other	144	131	9%
Total	2,110	1,892	12%

	Three months ended
	June 30,		Percentage Change
	2024	2023	2023-2024
	(U.S.$ in millions)
Europe segment
Generic products	$970	$909	7%
AJOVY	52	39	33%
COPAXONE	53	60	(11%)
Respiratory products	57	66	(14%)
Other	81	89	(10%)
Total	1,213	1,163	4%

	Three months ended
	June 30,		Percentage Change
	2024	2023	2023-2024
	(U.S.$ in millions)
International Markets segment
Generic products	$486	$478	2%
AJOVY	22	14	58%
COPAXONE	14	17	(20%)
Other	71	69	2%
Total	593	578	3%

Revenues by Activity and Geographical Area
(Unaudited)

	Six months ended
	June 30,		Percentage Change
	2024	2023	2024-2023
	(U.S.$ in millions)
North America segment
Generic products	$1,831	$1,631	12%
AJOVY	87	98	(12%)
AUSTEDO	689	478	44%
BENDEKA / TREANDA	87	129	(33%)
COPAXONE	111	127	(13%)
Anda	754	816	(8%)
Other	276	289	(4%)
Total	3,835	3,569	7%

	Six months ended
	June 30,		Percentage Change
	2024	2023	2024-2023
	(U.S.$ in millions)
Europe segment
Generic products	$1,974	$1,841	7%
AJOVY	102	74	37%
COPAXONE	110	119	(7%)
Respiratory products	123	134	(8%)
Other	175	178	(2%)
Total	2,485	2,347	6%

	Six months ended
	June 30,		Percentage Change
	2024	2023	2024-2023
	(U.S.$ in millions)
International Markets segment
Generic products	$963	$955	1%
AJOVY	39	27	42%
COPAXONE	25	34	(26%)
Other	162	142	14%
Total	1,190	1,159	3%

Free cash flow reconciliation
(Unaudited)

	Three months ended June 30,
	2024	2023

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	103	324
Beneficial interest collected in exchange for securitized accounts receivables	317	371
Capital investment	(97)	(119)
Proceeds from divestitures of businesses and other assets	1	56
Free cash flow	$324	$632

Free cash flow reconciliation
(Unaudited)

	Six months ended June 30,
	2024	2023

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	(21)	179
Beneficial interest collected in exchange for securitized trade receivables	612	694
Capital investment	(221)	(258)
Proceeds from divestitures of business and other assets	1	58
Acquisition of subsidiary, net of cash acquired	(15)	-
Free cash flow	$356	$673

IR Contacts
Ran Meir (215) 591-8912
Yael Ashman +972 (3) 914 8262
Sanjeev Sharma (267) 658-2700

PR Contacts
Kelley Dougherty (973) 832-2810
Eden Klein +972 (3) 906 2645

A PDF accompanying this announcement is available at: http://ml-eu.globenewswire.com/Resource/Download/3b1553b7-359d-4dae-86c1-9fe532ff3836